Exhibit 99.1

FINANCIAL INSTITUTIONS, INC. ANNOUNCES SECOND QUARTER 2024 FINANCIAL RESULTS

WARSAW, N.Y., July 25, 2024 – Financial Institutions, Inc. (NASDAQ: FISI) (the "Company," "we" or "us"), parent company of Five Star Bank (the "Bank") and Courier Capital, LLC ("Courier Capital"), today reported financial and operational results for the second quarter ended June 30, 2024.

Net income was $25.6 million in the second quarter of 2024, compared to $2.1 million in the first quarter of 2024 and $14.4 million in the second quarter of 2023. After preferred dividends, net income available to common shareholders was $25.3 million, or $1.62 per diluted share, in the second quarter of 2024, compared to $1.7 million, or $0.11 per diluted share, in the first quarter of 2024, and $14.0 million, or $0.91 per diluted share, in the second quarter of 2023. Second quarter 2024 financial results benefited from a $13.5 million pre-tax gain associated with the Company's April 1, 2024 sale of the assets of SDN Insurance Agency, LLC, while the linked first quarter results were negatively impacted by the Company's previously disclosed deposit-related fraud event, for which it recorded an $18.4 million pre-tax loss for deposit-related charged-off items and approximately $660 thousand of legal and consulting expenses, recorded in professional services expenses. In the second quarter of 2024, the Company incurred approximately $371 thousand of professional services expenses related to this event. The Bank continues to aggressively pursue its legal rights and seek any and all recovery avenues. In the second quarter of 2024, the Company recorded a small recovery of approximately $143 thousand. The Company recorded a provision for credit losses of $2.0 million in the current quarter, compared to a benefit for credit losses of $5.5 million in the linked quarter and a provision of $3.2 million in the prior year quarter.

Second Quarter 2024 Key Results:

•
The Company announced and completed the sale of the assets of SDN Insurance Agency, LLC on April 1, 2024, resulting in a $13.5 million pre-tax gain that contributed to noninterest income of $24.0 million for the current quarter.
•
Net interest margin was 2.87% for the second quarter of 2024, up nine basis points compared to the first quarter of 2024, while net interest income of $41.2 million increased by $1.1 million, or 2.8%, from the linked quarter.
•
Total loans were $4.46 billion at June 30, 2024, reflecting an increase of $19.4 million, or 0.4%, from March 31, 2024 and an increase of $63.7 million, or 1.4%, from June 30, 2023.
•
Total deposits were $5.13 billion at June 30, 2024, down $263.4 million, or 4.9%, from March 31, 2024, and up $98.5 million, or 2.0%, from June 30, 2023. The linked quarter decrease was due primarily to seasonality of public deposits, coupled with a reduction in brokered CDs.
•
Noninterest expense of $33.0 million for the current quarter was down $21.0 million, or 38.9%, from the first quarter of 2024 and down $762 thousand, or 2.3% from the second quarter of 2023. The linked quarter decrease was driven by the aforementioned fraud event, coupled with expense reduction associated with the April 1, 2024 insurance subsidiary asset sale.
•
Meaningful expansion of regulatory and tangible capital ratios on a linked quarter and year-over-year basis.
•
Continued strong credit quality metrics, including annualized net charge-offs to average loans of 0.10% for the current quarter and non-performing assets to total assets of 0.41% as of June 30, 2024.

"Our continued focus on liquidity, capital and earnings led to strong second quarter 2024 outcomes. Our results benefited from not only the successful sale of the assets of our insurance subsidiary on April 1, which achieved strong value for shareholders by generating a significant pre-tax gain of $13.5 million, but also reflect solid performance from our core businesses. Quarterly net income available to common shareholders of $25.3 million, benefiting from the SDN sale, was a record. Importantly, net interest margin expansion from the linked quarter, improvement in our stable asset quality metrics as compared to the first quarter of 2024, and meaningful build in our capital ratios were achieved," said President and Chief Executive Officer Martin K. Birmingham.

"Margin expanded by nine basis points and our already strong asset quality metrics further improved in the second quarter, including annualized net charge-offs to average loans of just 10 basis points. We finished the quarter with improved regulatory and tangible capital positions, reporting a common equity tier 1 ratio surpassing 10%, up 60 basis points from March 31, 2024 and up 93 basis points from June 30, 2023, and growing tangible common book value per share(1) by 9% and 16% from the end of the linked and year-ago quarters, respectively," Mr. Birmingham added.

Chief Financial Officer and Treasurer W. Jack Plants II commented, "We are pleased with our ability to build on the margin stability achieved in the first quarter to drive solid expansion on a linked quarter basis. Having started 2024 with approximately $1.1 billion in anticipated annual cash flow combined from our loan and securities portfolios, we have been able to steadily redeploy cash through the first six months of the year into higher yielding earnings assets while continuing to build our capital position. As of June 30, 2024, we have $1.3 billion in available liquidity and more than $1.0 billion in cash flow anticipated in the next 12 months. While we have vigorously managed the fraud event that we discovered and disclosed in early March and were successful with the strong execution of our insurance subsidiary sale in the second quarter, we are proud that our core business continues to build momentum for sustained incremental improvement in operating performance."

Sale of Insurance Subsidiary Assets

On April 1, 2024, the Company announced and closed the sale of the assets of its wholly-owned subsidiary SDN Insurance Agency, LLC ("SDN") to NFP Property & Casualty Services, Inc. ("NFP"), a privately-held property and casualty broker and benefits consultant. As previously disclosed, the sale generated approximately $27.0 million in proceeds and a pre-tax gain on sale of approximately $13.5 million, inclusive of selling costs and elimination of intangible assets.

Net Interest Income and Net Interest Margin

Net interest income was $41.2 million for the second quarter of 2024, an increase of $1.1 million from the first quarter of 2024 due in part to lower funding costs as a result of the Company's reduction of short term borrowings and brokered deposits that occurred late in the first quarter and a decrease of $1.1 million from the second quarter of 2023 due primarily to higher funding costs on a year-over-year basis.

Average interest-earning assets for the current quarter were $5.77 billion, a decrease of $39.0 million from the first quarter of 2024 due to a $26.9 million decrease in average loans and a $24.0 million decrease in the average balance of Federal Reserve interest-earning cash, partially offset by an $11.8 million increase in the average balance of investment securities. Average interest-earning assets for the current quarter were $74.0 million higher than the second quarter of 2023 due to a $107.2 million increase in average loans and a $41.2 million increase in the average balance of Federal Reserve interest-earning cash, partially offset by a $74.4 million decrease in the average balance of investment securities.

Average interest-bearing liabilities for the current quarter were $4.55 billion, a decrease of $66.6 million from the first quarter of 2024, primarily due to a $45.0 million decrease in average savings and money market deposits, a $39.6 million decrease in average short-term borrowings, and an $8.5 million decrease in average interest-bearing demand deposits, partially offset by a $26.5 million increase in average time deposits. Average interest-bearing liabilities for the second quarter of 2024 were $113.6 million higher than the year-ago quarter, due to a $376.6 million increase in average savings and money market account deposits, partially offset by a $154.5 million decrease in average short-term borrowings, a $107.5 million decrease in average interest-bearing demand deposits, and a $927 thousand decrease in average time deposits.

Net interest margin was 2.87% in the current quarter, 2.78% in the first quarter of 2024, and 2.99% in the second quarter of 2023. The linked quarter expansion was due to an increase in the average yield on interest-earning assets, coupled with a decline in the average yield of interest-bearing liabilities that in part reflected a reduction and mix shift in borrowings between periods. The year-over-year decline primarily was a result of higher funding costs amid the current high interest rate environment, partially offset by an increase in the average yield on interest-earning assets.

Noninterest Income

Noninterest income was $24.0 million for the second quarter of 2024, an increase of $13.1 million from the first quarter of 2024 and an increase of $12.5 million from the second quarter of 2023.

•
The Company's sale of the assets of its insurance subsidiary generated a net gain of $13.5 million in the current quarter. Given the April 1, 2024 transaction close, insurance income in the second quarter of 2024 was $4 thousand, compared to $2.1 million and $1.3 million in the linked and year-ago periods, respectively.
•
Investment advisory income of $2.8 million was $197 thousand higher than the first quarter of 2024 and relatively flat with the second quarter of 2023. The linked quarter variance was due to market-driven increase in assets under management.
•
Income from company owned life insurance of $1.4 million was $62 thousand higher than the first quarter of 2024 and $407 thousand higher than the second quarter of 2023. The year-over-year increase was due to the previously disclosed surrender and redeploy strategy executed in the fourth quarter of 2023.

•
Income from investments in limited partnerships of $803 thousand was $461 thousand higher than the first quarter of 2024 and $334 thousand higher than the second quarter of 2023. The Company previously made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.
•
Income from derivative instruments, net was $377 thousand in the current quarter, $174 thousand in the first quarter of 2024 and $703 thousand in the second quarter of 2023. Income from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair value of borrower-facing trades.
•
A net gain on tax credit investments of $406 thousand was recognized in the current quarter related to tax credit investments placed in service in the current and prior quarters. This compares to a net loss of $375 thousand and a net gain of $489 thousand in the first quarter of 2024 and second quarter of 2023, respectively.

Noninterest Expense

Noninterest expense was $33.0 million in the second quarter of 2024 compared to $54.0 million in the first quarter of 2024 and $33.8 million in the second quarter of 2023.

•
Deposit-related charged-off items were $398 thousand in the second quarter of 2024, compared to $19.2 million in the first quarter of 2024 and $467 thousand in the second quarter of 2023, respectively. The linked quarter variance was primarily driven by the Company's previously disclosed fraud event, for which the Company recorded an $18.4 million pre-tax loss.
•
Salaries and employee benefits expense of $15.7 million was $1.6 million lower than the first quarter of 2024 and $2.0 million lower than the second quarter of 2023. The decrease from the linked quarter was primarily driven by the Company's previously mentioned insurance asset sale, while the decrease from the second quarter of 2023 was due to a combination of the previously mentioned insurance transaction and the Company's previously disclosed fourth quarter 2023 leadership and organizational changes, which reduced salaries and wages between periods.
•
Professional services expenses of $1.8 million were $578 thousand lower than the first quarter of 2024 and $521 thousand higher than the second quarter of 2023. Both the linked quarter and year-over-year variances were primarily attributable to the legal expenses incurred in the first and second quarters of 2024 related to the Company's previously disclosed fraud event.
•
Computer and data processing expense of $5.3 million was $44 thousand lower than the first quarter of 2024 and $592 thousand higher than the second quarter of 2023, with the year-over-year variance due in part to the Company’s investments in data efficiency and marketing technology.

Income Taxes

Income tax expense was $4.5 million for the second quarter of 2024 compared to $356 thousand in the first quarter of 2024, and $2.4 million in the second quarter of 2023. The lower level of income tax expense incurred during the first quarter of 2024 was due to a lower level of pre-tax income, reflecting the impact of the previously disclosed fraud event. The Company also recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the second quarter of 2024, first quarter of 2024, and second quarter of 2023, resulting in income tax expense reductions of $1.3 million, $785 thousand, and $761 thousand, respectively.

The effective tax rate was 15.0% for the second quarter of 2024, 14.7% for the first quarter of 2024, and 14.4% for the second quarter of 2023. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax earnings and may differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $6.13 billion at June 30, 2024, down $166.8 million from March 31, 2024, and down $9.5 million from June 30, 2023.

Investment securities were $1.00 billion at June 30, 2024, down $67.6 million from March 31, 2024, and down $72.1 million from June 30, 2023.

Total loans were $4.46 billion at June 30, 2024, an increase of $19.4 million, or 0.4%, from March 31, 2024, and an increase of $63.7 million, or 1.4%, from June 30, 2023.

•
Commercial business loans totaled $713.9 million at June 30, 2024, up $6.4 million, or 0.9%, from March 31, 2024, and down $6.4 million, or 0.9%, from June 30, 2023.
•
Commercial mortgage loans totaled $2.09 billion at June 30, 2024, up $40.8 million, or 2.0%, from March 31, 2024, and up $124.7 million, or 6.4%, from June 30, 2023.
•
Residential real estate loans totaled $647.7 million at June 30, 2024, down $485 thousand, or 0.1%, from March 31, 2024, and up $36.5 million, or 6.0%, from June 30, 2023.
•
Consumer indirect loans totaled $894.6 million at June 30, 2024, down $25.8 million, or 2.8%, from March 31, 2024, and down $106.4 million, or 10.6%, from June 30, 2023.

Total deposits were $5.13 billion at June 30, 2024, down $263.4 million, or 4.9%, from March 31, 2024, and up $98.5 million, or 2.0%, from June 30, 2023. The decrease from March 31, 2024 was primarily due to the seasonality of public deposits, coupled with a reduction in brokered CDs. The increase from June 30, 2023 was driven by increases in nonpublic deposits associated with the Company’s 2023 money market advertising campaign as well as Banking-as-a-Service, or BaaS, deposits, along with increases in reciprocal and public deposits, which were partially offset by a reduction in brokered deposits between periods. Public deposit balances represented 20% of total deposits at June 30, 2024, 22% at March 31, 2024 and 20% at June 30, 2023.

Short-term borrowings were $202.0 million at June 30, 2024, compared to $133.0 million at March 31, 2024 and $374.0 million at June 30, 2023. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits.

Shareholders' equity was $467.7 million at June 30, 2024, compared to $445.7 million at March 31, 2024, and $425.9 million at June 30, 2023. The increase in shareholders' equity compared to the linked and year-ago period ends was primarily due to higher net income in the current quarter. Shareholders' equity has been negatively impacted since 2022 by an increase in accumulated other comprehensive loss associated with unrealized losses in the available for sale securities portfolio. Management believes the unrealized losses are temporary in nature, as they are associated with the current high interest rate environment. The securities portfolio continues to generate cash flow and, given the high credit quality of the agency mortgage-backed securities portfolio, management expects the bonds to ultimately mature at a terminal value equivalent to par.

Common book value per share was $29.11 at June 30, 2024, an increase of $1.37, or 4.9%, from $27.74 at March 31, 2024, and an increase of $2.58, or 9.7%, from $26.53 at June 30, 2023. Tangible common book value per share(1) was $25.17 at June 30, 2024, an increase of $2.11, or 9.2%, from $23.06 at March 31, 2024, and an increase of $3.38, or 15.5%, from $21.79 at June 30, 2023. The common equity to assets ratio was 7.34% at June 30, 2024, compared to 6.80% at March 31, 2024, and 6.65% at June 30, 2023. Tangible common equity to tangible assets(1), or the TCE ratio, was 6.41%, 5.72% and 5.53% at June 30, 2024, March 31, 2024, and June 30, 2023, respectively. The primary driver of variations in all four measures for the comparable linked and year-ago period ends was the previously described changes in accumulated other comprehensive loss.

During the second quarter of 2024, the Company declared a common stock dividend of $0.30 per common share, consistent with the linked and year-ago quarters.

The Company's regulatory capital ratios at June 30, 2024 continued to exceed all regulatory capital requirements to be considered well capitalized.

•
Leverage Ratio was 8.61% compared to 8.03% and 8.08% at March 31, 2024, and June 30, 2023, respectively.
•
Common Equity Tier 1 Capital Ratio was 10.03% compared to 9.43% and 9.10% at March 31, 2024, and June 30, 2023, respectively.
•
Tier 1 Capital Ratio was 10.36% compared to 9.76% and 9.43% at March 31, 2024, and June 30, 2023, respectively.
•
Total Risk-Based Capital Ratio was 12.65% compared to 12.04% and 11.77% at March 31, 2024, and June 30, 2023, respectively.

The improvement in regulatory capital ratios in the current quarter was primarily driven by the impact of the previously mentioned insurance asset sale that closed April 1, 2024.

Credit Quality

Non-performing loans were $25.2 million, or 0.57% of total loans, at June 30, 2024, as compared to $26.7 million, or 0.60% of total loans, at March 31, 2024 and $9.9 million, or 0.23% of total loans, at June 30, 2023. The year-over-year increase was primarily driven by one commercial loan relationship that was placed on nonaccrual during the fourth quarter of 2023. Net charge-offs were $1.1 million, representing 0.10% of average loans on an annualized basis, for the current quarter, as compared to $3.1 million, or an annualized 0.28% of average loans, in the first quarter of 2024 and $636 thousand, or an annualized 0.06%, in the second quarter of 2023.

At June 30, 2024, the allowance for credit losses on loans to total loans ratio was 0.99%, compared to 0.97% at March 31, 2024 and 1.13% at June 30, 2023.

Provision (benefit) for credit losses was a provision of $2.0 million in the current quarter, compared to a benefit of $5.5 million in the linked quarter and a provision of $3.2 million in the prior year quarter. Provision for credit losses on loans was $2.0 million in the current quarter, compared to a benefit of $4.9 million in the first quarter of 2024 and a provision of $2.9 million in the second quarter of 2023. The allowance for unfunded commitments, also included in provision for credit losses as required by the current expected credit loss standard ("CECL"), totaled a provision of $43 thousand in the second quarter of 2024, a benefit of $570 thousand in the first quarter of 2024, and a provision of $287 thousand in the second quarter of 2023. The provision for credit losses for the second quarter of 2024 was driven by a combination of factors, including a modest increase in consumer indirect delinquencies during the period, which increased the qualitative factor for that portfolio, partially offset by improvement in forecasted losses.

The Company has remained strategically focused on the importance of credit discipline, allocating resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 174% at June 30, 2024, 161% at March 31, 2024, and 503% at June 30, 2023.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2024, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2024, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on July 26, 2024 at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company's website at www.FISI-Investors.com. Within the United States, listeners may also access the call by dialing 1-833-470-1428 and providing the access code 713156. The webcast replay will be available on the Company's website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.1 billion in assets offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, financial planning and consulting services to individuals and families, businesses, institutions, non-profits and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "believe," "anticipate," "continue," "estimate," "expect," "focus," "forecast," "intend," "may," "plan," "preliminary," "should," or "will." Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: additional information regarding the deposit fraudulent activity; changes in interest rates; inflation; changes in deposit flows and the cost and availability of funds; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company's customers; legal and regulatory proceedings and related matters, including any action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company's compliance with regulatory requirements; and general economic and credit market conditions nationally and regionally; and the macroeconomic volatility related to the impact of a pandemic or global political unrest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language and risk factors included in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

*****

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2024		2023
SELECTED BALANCE SHEET DATA:	June 30,	March 31,	December 31,	September 30,	June 30,
Cash and cash equivalents	$146,347	$237,038	$124,442	$192,111	$180,248
Investment securities:
Available for sale	871,635	923,761	887,730	854,215	912,122
Held-to-maturity, net	128,271	143,714	148,156	154,204	159,893
Total investment securities	999,906	1,067,475	1,035,886	1,008,419	1,072,015
Loans held for sale	2,099	504	1,370	1,873	805
Loans:
Commercial business	713,947	707,564	735,700	711,538	720,372
Commercial mortgage	2,085,870	2,045,056	2,005,319	1,985,279	1,961,220
Residential real estate loans	647,675	648,160	649,822	635,209	611,199
Residential real estate lines	75,510	75,668	77,367	76,722	75,971
Consumer indirect	894,596	920,428	948,831	982,137	1,000,982
Other consumer	43,870	45,170	45,100	40,281	28,065
Total loans	4,461,468	4,442,046	4,462,139	4,431,166	4,397,809
Allowance for credit losses – loans	43,952	43,075	51,082	49,630	49,836
Total loans, net	4,417,516	4,398,971	4,411,057	4,381,536	4,347,973
Total interest-earning assets	5,709,148	5,857,616	5,702,904	5,747,191	5,749,015
Goodwill and other intangible assets, net	60,979	72,287	72,504	72,725	72,950
Total assets	6,131,772	6,298,598	6,160,881	6,140,149	6,141,298
Deposits:
Noninterest-bearing demand	939,346	972,801	1,010,614	1,035,350	1,022,788
Interest-bearing demand	711,580	798,831	713,158	827,842	823,983
Savings and money market	2,007,256	2,064,539	2,084,444	1,943,794	1,641,014
Time deposits	1,475,139	1,560,586	1,404,696	1,508,987	1,547,076
Total deposits	5,133,321	5,396,757	5,212,912	5,315,973	5,034,861
Short-term borrowings	202,000	133,000	185,000	70,000	374,000
Long-term borrowings, net	124,687	124,610	124,532	124,454	124,377
Total interest-bearing liabilities	4,520,662	4,681,566	4,511,830	4,475,077	4,510,450
Shareholders’ equity	467,667	445,734	454,796	408,716	425,873
Common shareholders’ equity	450,375	428,442	437,504	391,424	408,581
Tangible common equity (1)	389,396	356,155	365,000	318,699	335,631
Accumulated other comprehensive loss	$(125,774)	$(126,264)	$(119,941)	$(161,389)	$(134,472)

Common shares outstanding	15,472	15,447	15,407	15,402	15,402
Treasury shares	627	653	692	698	698
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.61%	8.03%	8.18%	8.20%	8.08%
Common equity Tier 1 capital ratio	10.03%	9.43%	9.43%	9.26%	9.10%
Tier 1 capital ratio	10.36%	9.76%	9.76%	9.58%	9.43%
Total risk-based capital ratio	12.65%	12.04%	12.13%	11.91%	11.77%
Common equity to assets	7.34%	6.80%	7.10%	6.37%	6.65%
Tangible common equity to tangible assets (1)	6.41%	5.72%	6.00%	5.25%	5.53%

Common book value per share	$29.11	$27.74	$28.40	$25.41	$26.53
Tangible common book value per share (1)	$25.17	$23.06	$23.69	$20.69	$21.79

(1)
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Six Months Ended		2024		2023
	June 30,		Second	First	Fourth	Third	Second
SELECTED INCOME STATEMENT DATA:	2024	2023	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$157,201	$134,886	$78,788	$78,413	$76,547	$74,700	$71,115
Interest expense	75,926	50,734	37,595	38,331	36,661	33,023	28,778
Net interest income	81,275	84,152	41,193	40,082	39,886	41,677	42,337
(Benefit) provision for credit losses	(3,415)	7,444	2,041	(5,456)	5,271	966	3,230
Net interest income after (benefit) provision for credit losses	84,690	76,708	39,152	45,538	34,615	40,711	39,107
Noninterest income:
Service charges on deposits	2,056	2,250	979	1,077	1,168	1,207	1,223
Insurance income	2,138	3,415	4	2,134	1,615	1,678	1,328
Card interchange income	3,910	4,046	2,008	1,902	2,080	2,094	2,107
Investment advisory	5,361	5,742	2,779	2,582	2,669	2,544	2,819
Company owned life insurance	2,658	1,947	1,360	1,298	9,132	1,027	953
Investments in limited partnerships	1,145	720	803	342	672	391	469
Loan servicing	333	260	158	175	84	135	114
Income (loss) from derivative instruments, net	551	1,199	377	174	(68)	219	703
Net gain on sale of loans held for sale	212	234	124	88	217	115	122
Net loss on investment securities	-	-	-	-	(3,576)	-	-
Net gain (loss) on other assets	13,495	32	13,508	(13)	(37)	(1)	(7)
Net gain (loss) on tax credit investments	31	288	406	(375)	(207)	(333)	489
Other	3,025	2,257	1,508	1,517	1,619	1,410	1,146
Total noninterest income	34,915	22,390	24,014	10,901	15,368	10,486	11,466
Noninterest expense:
Salaries and employee benefits	33,088	35,887	15,748	17,340	17,842	18,160	17,754
Occupancy and equipment	7,200	7,268	3,448	3,752	3,739	3,791	3,538
Professional services	4,166	2,768	1,794	2,372	1,415	1,076	1,273
Computer and data processing	10,728	9,441	5,342	5,386	5,562	5,107	4,750
Supplies and postage	912	963	437	475	455	455	473
FDIC assessments	2,641	2,354	1,346	1,295	1,316	1,232	1,239
Advertising and promotions	737	812	440	297	370	744	498
Amortization of intangibles	331	464	114	217	221	225	230
Restructuring (recoveries) charges	-	(19)	-	-	188	(55)	(19)
Deposit-related charged-off items	19,577	790	398	19,179	223	188	467
Other	7,653	6,715	3,953	3,700	3,716	3,812	3,579
Total noninterest expense	87,033	67,443	33,020	54,013	35,047	34,735	33,782
Income before income taxes	32,572	31,655	30,146	2,426	14,936	16,462	16,791
Income tax expense	4,873	5,193	4,517	356	5,156	2,440	2,418
Net income	27,699	26,462	25,629	2,070	9,780	14,022	14,373
Preferred stock dividends	729	729	364	365	365	365	364
Net income available to common shareholders	$26,970	$25,733	$25,265	$1,705	$9,415	$13,657	$14,009
FINANCIAL RATIOS:
Earnings per share – basic	$1.75	$1.68	$1.64	$0.11	$0.61	$0.89	$0.91
Earnings per share – diluted	$1.73	$1.67	$1.62	$0.11	$0.61	$0.88	$0.91
Cash dividends declared on common stock	$0.60	$0.60	$0.30	$0.30	$0.30	$0.30	$0.30
Common dividend payout ratio	34.29%	35.71%	18.29%	272.73%	49.18%	33.71%	32.97%
Dividend yield (annualized)	6.25%	7.69%	6.25%	6.41%	5.59%	7.07%	7.64%
Return on average assets (annualized)	0.90%	0.90%	1.68%	0.13%	0.63%	0.92%	0.95%
Return on average equity (annualized)	12.32%	12.60%	22.93%	1.83%	9.28%	12.96%	13.43%
Return on average common equity (annualized)	12.47%	12.77%	23.51%	1.57%	9.31%	13.15%	13.64%
Return on average tangible common equity (annualized) (1)	14.77%	15.58%	27.51%	1.88%	11.37%	15.98%	16.58%
Efficiency ratio (2)	74.80%	63.17%	50.58%	105.77%	59.48%	66.47%	62.66%
Effective tax rate	15.0%	16.4%	15.0%	14.7%	34.5%	14.8%	14.4%

(1)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
(2)
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Six Months Ended		2024		2023
	June 30,		Second	First	Fourth	Third	Second
SELECTED AVERAGE BALANCES:	2024	2023	Quarter	Quarter	Quarter	Quarter	Quarter
Federal funds sold and interest-earning deposits	$146,099	$78,214	$134,123	$158,075	$102,487	$62,673	$92,954
Investment securities (1)	1,188,901	1,285,254	1,194,808	1,182,993	1,199,766	1,230,590	1,269,181
Loans:
Commercial business	713,496	690,360	704,272	722,720	702,222	712,224	710,145
Commercial mortgage	2,044,612	1,828,807	2,059,382	2,029,841	1,995,233	1,977,978	1,911,729
Residential real estate loans	648,510	594,217	648,099	648,921	640,955	621,074	598,638
Residential real estate lines	75,986	76,408	75,575	76,396	76,741	75,847	76,191
Consumer indirect	919,718	1,017,814	905,056	934,380	965,571	989,614	1,011,338
Other consumer	48,043	18,439	44,552	51,535	43,664	34,086	21,686
Total loans	4,450,365	4,226,045	4,436,936	4,463,793	4,424,386	4,410,823	4,329,727
Total interest-earning assets	5,785,365	5,589,513	5,765,867	5,804,861	5,726,639	5,704,086	5,691,862
Goodwill and other intangible assets, net	67,651	73,194	62,893	72,409	72,628	72,851	73,079
Total assets	6,189,594	5,949,101	6,153,429	6,225,760	6,127,171	6,073,653	6,053,258
Interest-bearing liabilities:
Interest-bearing demand	745,259	864,235	741,006	749,512	780,546	766,636	848,552
Savings and money market	2,059,294	1,662,598	2,036,772	2,081,815	2,048,822	1,749,202	1,660,148
Time deposits	1,492,399	1,444,705	1,505,665	1,479,133	1,455,867	1,564,035	1,506,592
Short-term borrowings	159,929	220,641	140,110	179,747	84,587	222,871	294,923
Long-term borrowings, net	124,601	119,318	124,640	124,562	124,484	124,407	124,329
Total interest-bearing liabilities	4,581,482	4,311,497	4,548,193	4,614,769	4,494,306	4,427,151	4,434,544
Noninterest-bearing demand deposits	956,670	1,047,121	950,819	962,522	1,006,465	1,022,423	1,029,681
Total deposits	5,253,622	5,018,659	5,234,262	5,272,982	5,291,700	5,102,296	5,044,973
Total liabilities	5,737,327	5,525,476	5,703,929	5,770,725	5,708,842	5,644,488	5,624,006
Shareholders’ equity	452,267	423,625	449,500	455,035	418,329	429,165	429,252
Common equity	434,975	406,333	432,208	437,743	401,037	411,873	411,960
Tangible common equity (2)	367,324	333,139	369,315	365,334	328,409	339,022	338,881
Common shares outstanding:
Basic	15,424	15,356	15,444	15,403	15,393	15,391	15,372
Diluted	15,551	15,427	15,556	15,543	15,511	15,462	15,413
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	2.13%	1.89%	2.17%	2.09%	2.03%	1.88%	1.89%
Loans	6.37%	5.78%	6.40%	6.33%	6.21%	6.15%	5.93%
Total interest-earning assets	5.47%	4.87%	5.50%	5.43%	5.32%	5.21%	5.02%
Interest-bearing demand	1.15%	0.71%	1.18%	1.11%	1.26%	0.83%	0.77%
Savings and money market	3.04%	1.80%	3.01%	3.08%	3.01%	2.51%	2.00%
Time deposits	4.70%	3.56%	4.72%	4.68%	4.57%	4.20%	3.76%
Short-term borrowings	3.13%	3.99%	2.75%	3.42%	1.38%	3.98%	4.30%
Long-term borrowings, net	5.02%	5.07%	5.02%	5.02%	5.05%	5.05%	5.04%
Total interest-bearing liabilities	3.33%	2.37%	3.32%	3.34%	3.24%	2.96%	2.60%
Net interest rate spread	2.14%	2.50%	2.18%	2.09%	2.08%	2.25%	2.42%
Net interest margin	2.83%	3.04%	2.87%	2.78%	2.78%	2.91%	2.99%

(1)
Includes investment securities at adjusted amortized cost.
(2)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Six Months Ended		2024		2023
	June 30,		Second	First	Fourth	Third	Second
ASSET QUALITY DATA:	2024	2023	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for Credit Losses – Loans
Beginning balance	$51,082	$45,413	$43,075	$51,082	$49,630	$49,836	$47,528
Net loan charge-offs (recoveries):
Commercial business	(30)	(91)	7	(37)	(50)	32	33
Commercial mortgage	(4)	14	(3)	(1)	993	(972)	16
Residential real estate loans	100	71	96	4	22	(4)	13
Residential real estate lines	-	41	-	-	-	-	25
Consumer indirect	3,817	2,138	844	2,973	3,174	2,283	300
Other consumer	360	552	178	182	82	259	249
Total net charge-offs (recoveries)	4,243	2,725	1,122	3,121	4,221	1,598	636
(Benefit) provision for credit losses – loans	(2,887)	7,148	1,999	(4,886)	5,673	1,392	2,944
Ending balance	$43,952	$49,836	$43,952	$43,075	$51,082	$49,630	$49,836

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.01%	-0.03%	0.00%	-0.02%	-0.03%	0.02%	0.02%
Commercial mortgage	0.00%	0.00%	0.00%	0.00%	0.20%	-0.19%	0.00%
Residential real estate loans	0.03%	0.02%	0.06%	0.00%	0.01%	0.00%	0.01%
Residential real estate lines	0.00%	0.11%	0.00%	0.00%	0.00%	0.00%	0.13%
Consumer indirect	0.83%	0.42%	0.38%	1.28%	1.30%	0.92%	0.12%
Other consumer	1.51%	6.04%	1.62%	1.41%	0.75%	3.00%	4.62%
Total loans	0.19%	0.13%	0.10%	0.28%	0.38%	0.14%	0.06%

Supplemental information (1)
Non-performing loans:
Commercial business	$5,680	$415	$5,680	$5,956	$5,664	$254	$415
Commercial mortgage	10,452	2,477	10,452	10,826	10,563	686	2,477
Residential real estate loans	5,961	3,820	5,961	6,797	6,364	4,992	3,820
Residential real estate lines	183	208	183	235	221	201	208
Consumer indirect	2,897	2,982	2,897	2,880	3,814	3,382	2,982
Other consumer	36	5	36	36	34	6	5
Total non-performing loans	25,209	9,907	25,209	26,730	26,660	9,521	9,907
Foreclosed assets	63	163	63	140	142	162	163
Total non-performing assets	$25,272	$10,070	$25,272	$26,870	$26,802	$9,683	$10,070

Total non-performing loans to total loans	0.57%	0.23%	0.57%	0.60%	0.60%	0.21%	0.23%
Total non-performing assets to total assets	0.41%	0.16%	0.41%	0.43%	0.44%	0.16%	0.16%
Allowance for credit losses – loans to total loans	0.99%	1.13%	0.99%	0.97%	1.14%	1.12%	1.13%
Allowance for credit losses – loans to non-performing loans	174%	503%	174%	161%	192%	521%	503%

(1)
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Six Months Ended		2024		2023
	June 30,		Second	First	Fourth	Third	Second
	2024	2023	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$6,131,772	$6,298,598	$6,160,881	$6,140,149	$6,141,298
Less: Goodwill and other intangible assets, net			60,979	72,287	72,504	72,725	72,950
Tangible assets			$6,070,793	$6,226,311	$6,088,377	$6,067,424	$6,068,348

Ending tangible common equity:
Common shareholders’ equity			$450,375	$428,442	$437,504	$391,424	$408,581
Less: Goodwill and other intangible assets, net			60,979	72,287	72,504	72,725	72,950
Tangible common equity			$389,396	$356,155	$365,000	$318,699	$335,631

Tangible common equity to tangible assets (1)			6.41%	5.72%	6.00%	5.25%	5.53%

Common shares outstanding			15,472	15,447	15,407	15,402	15,402
Tangible common book value per share (2)			$25.17	$23.06	$23.69	$20.69	$21.79

Average tangible assets:
Average assets	$6,189,594	$5,949,101	$6,153,429	$6,225,760	$6,127,171	$6,073,653	$6,053,258
Less: Average goodwill and other intangible assets, net	67,651	73,194	62,893	72,409	72,628	72,851	73,079
Average tangible assets	$6,121,943	$5,875,907	$6,090,536	$6,153,351	$6,054,543	$6,000,802	$5,980,179

Average tangible common equity:
Average common equity	$434,975	$406,333	$432,208	$437,743	$401,037	$411,873	$411,960
Less: Average goodwill and other intangible assets, net	67,651	73,194	62,893	72,409	72,628	72,851	73,079
Average tangible common equity	$367,324	$333,139	$369,315	$365,334	$328,409	$339,022	$338,881

Net income available to common shareholders	$26,970	$25,733	$25,265	$1,705	$9,415	$13,657	$14,009
Return on average tangible common equity (3)	14.77%	15.58%	27.51%	1.88%	11.37%	15.98%	16.58%

Pre-tax pre-provision income:
Net income	$27,699	$26,462	$25,629	$2,070	$9,780	$14,022	$14,373
Add: Income tax expense	4,873	5,193	4,517	356	5,156	2,440	2,418
Add: (Benefit) provision for credit losses	(3,415)	7,444	2,041	(5,456)	5,271	966	3,230
Pre-tax pre-provision (loss) income	$29,157	$39,099	$32,187	$(3,030)	$20,207	$17,428	$20,021

(1)
Tangible common equity divided by tangible assets.
(2)
Tangible common equity divided by common shares outstanding.
(3)
Net income available to common shareholders (annualized) divided by average tangible common equity.